Exhibit 10.24

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of this 15th day of December, 2002, by and among Beacon Security Partners, L.P., a Texas limited partnership (“Beacon”) and Z-Link, LLC, a Texas limited liability company (“Z-Link”) jointly and severally, (collectively, “Company”), and Varitek Industries, Inc., a Texas corporation (“Varitek”).

RECITALS

A. Beacon is engaged in the business of providing security services and systems to commercial and residential customers which includes a fully-operational, trained and experienced call center to monitor its security devices (the “Business”).

B. Varitek is engaged in the business of the design, manufacturing and sale of equipment for globally tracking assets and inventory and security monitoring.

C. On January 12, 2001, Z-Link loaned $500,000 to Beacon in exchange for a promissory note (“Beacon Promissory Note”) and first lien on certain of its assets.

D. It is anticipated that effective as of January 1, 2003, Beacon will assign and convey all of its assets to Z-Link (the “Assignment”) in exchange for cancellation of the Beacon Promissory Note and release of the related first lien on certain of Beacon’s assets.

E. Pursuant to Internal Revenue Code Section 6321, the IRS currently holds a federal tax lien against all of the assets of Beacon for unpaid payroll taxes. The IRS has agreed to accept $                     as an Offer in Compromise in satisfaction of such tax deficiency and will release its federal tax lien provided that prior to                     : (i) the IRS receives payment of such Offer in Compromise; and (ii) Beacon has effected the Assignment and dissolved.

F. By separate Promissory Note, Security Agreement and related UCC-1 Financing Statement of even date herewith, Varitek proposes to loan to Z-Link $300,000 (the “Loan”) in order to fund Beacon’s payment to the IRS of the Offer in Compromise, and Varitek will thereby acquire a first lien against all of the assets comprising the Business.

G. Pursuant to the terms of this Agreement, Varitek proposes to provide the services of Zane Russell (“Russell”) as interim Chief Operating Officer of Beacon initially, until the Assignment, and thereafter to Z-Link, such services to continue until repayment of the Loan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree to enter into this Agreement as set forth hereinafter:

1. Management. Company hereby engages Varitek to provide the services of Russell to serve as interim Chief Operating Officer of the Business as of December 15, 2002 and,

unless otherwise terminated as provided herein, effective until repayment of the Loan (the “Management Period”). The following provisions shall apply during the Management Period.

(a) Management and Operation of the Business. Russell shall operate and manage the Business for Company as Company’s agent, subject to Company’s direction and control and further subject to certain limitations contained herein, during the Management Period. Company shall terminate                     , current Chief Operating Officer of Company, concurrent with Russell’s assumption of those his duties pursuant to this Agreement. In his capacity as interim Chief Operation Officer, Russell will assume responsibilities and perform duties similar to those of principal executive officers responsible for day-to-day operation in comparable business entities. He shall report solely to the general partner, in the case of Beacon, or the manager, in the case of Z-Link.

(b) Financial Matters. The parties agree that Russell, as interim Chief Operating Officer of Company, shall have the exclusive authority to direct the financial matters and affairs of Company. Accordingly, Company shall not expend or disburse funds without Russell’s approval and he, in his sole discretion, may delegate to others the power to sign checks and drafts and to expend funds up to a specified dollar limitation. Company agrees upon Russell’s request to execute all instruments and documents, including without limitation, bank signature cards and agreements, to ensure that the signature of the interim Chief Operating Officer is required on disbursements from all corporate bank accounts or otherwise. The interim Chief Operating Officer may open and close corporate bank accounts and specify the party or parties who have the power to execute checks, drafts, agreements and contracts on behalf of Company.

(c) Personnel. The interim Chief Operating Officer shall have the power to hire and terminate employees of Company, except the employment of                      and his/her position of                      shall not be terminated except for cause. For this purpose, “cause” shall mean breach of agency or fiduciary duty to Company, violation of the corporate opportunity doctrine, failure or refusal to carry out obligations to Company after written notice has been given setting forth the nature of the failure or refusal or commission of one or more unlawful acts which call into question loyalty, trustworthiness, willingness or ability to serve Company in the appropriate designated position.

(d) Executive Compensation. Russell should be compensated at the rate of $                     per month during the term of this Agreement. Russell shall spend as much time in the performance of his duties as interim Chief Operating Officer as he shall, in it his sole discretion, deem appropriate.

(e) Limitation on Russell’s Authority. Russell shall have no authority to incur any debt or obligation or enter into any contract or agreement on behalf of Company without Company’s prior written consent, except for those liabilities arising in the ordinary course of business which are consistent with Company’s past practices and which are not unusual in amount. Russell shall cause the Business to pay when due all liabilities incurred in operating the Business which are in existence on the commencement of the Management Period or which arise during the Management Period. Russell shall not, outside the ordinary course of business, have any authority to sell, transfer, exchange or dispose of assets of the Business without written consent of Company; act in any manner inconsistent with the direction of the Company; or effect any material change in the nature of the Business.

(f) Payment of the Note. During the Management Period, Russell shall cause Company to remit to Varitek in payment of Company’s obligation to Varitek under the terms of the Loan, such amounts of monthly cash net operating revenue from the Business as he in his sole discretion determines are reasonably available, given consideration of other cash requirements of Company, until the Note is repaid in its entirety.

(g) Russell’s Obligations During the Management Period. In the performance of his duties under this Agreement, Russell shall devote his best skill, effort and attention and shall apply prudent and reasonable business practices.

(h) Term of Management Period. The Management Period shall commence on the date hereof and shall continue until the earlier of: (i) termination by mutual agreement of the parties hereto, (ii) repayment of the secured promissory note evidencing the Loan or (iii) termination by the Company upon notice to Russell for cause. “Cause” shall mean fraud, misappropriation, waste, dereliction of duty or breach of any term or provision of this Agreement. If terminated, Russell shall immediately turn over possession to Seller of the Business premises and all Business assets.

(i) Miscellaneous.

(i) Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when received by mail, telecopy or hand delivery as follows:

If to Beacon:

16360 Park Ten Place

Suite 200

Houston, Texas 77084

Attn: Byron Russell

If to Z-Link:

16360 Park Ten Place

Suite 200

Houston, Texas 77084

Attn: Zane Russell

If to Varitek:

Varitek Industries, Inc.

16360 Park Ten Place, Suite 200

Houston, Texas 77084

Attn: Randy S. Bayne,

          President and Chief Executive Officer

With a copy to:

Roger V. Davidson, Esq.

Ballard Spahr Andrews & Ingersoll, LLP

1225 17th Street, Suite 2300

Denver, CO 80202-5596

(ii) Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

(iii) Power of Attorney. Beacon and Z-Link grant to Russell their power of authority to execute any instruments and documents required to carry out their obligations and covenants under this Agreement. Such power of attorney is coupled with an interest and shall be irrevocable during the term of this Agreement.

(iv) Amendment. No change or notification of this Agreement shall be valid unless the same shall be in writing and signed by all the parties hereto.

(v) Third Party Beneficiaries. This Agreement is strictly for the benefit of the parties hereto and not for the benefit of any third party. No third party shall be permitted to enforce any term or provision hereof for his, her or its benefit.

(vi) Construction of Language. The language used in this Agreement and all parts hereof shall be construed as a whole according to its fair meaning and not strictly for or against any party, and all parties have equally participated in the preparation of this Agreement.

(vii) Entire Agreement. This Agreement states the entire Agreement and understanding between the parties, and supersedes all prior understandings and agreements.

(viii) Binding Effect. This Agreement shall be binding upon and inured to the benefit of the parties hereto, their personal representatives, heirs, successors and assigns shall be binding upon any transferee who has received any assets of the Business transferred out of the ordinary course of business and any personal representatives, heirs and assigns of such transferee.

(ix) Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(x) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(xi) Counterparts. This Agreement may be executed by facsimile and in any number of current parts signature pages hereof with the same affect as if all parties to this Agreement had all signed the same document. All executed current parts shall be construed together, and shall, together with the text of this Agreement, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this instrument on the day and year first above written.

BEACON SECURITY PARTNERS, LP, a Texas limited partnership

By:	BEACON SECURITY, LLC,
a Texas limited liability company, General Partner

By:	/s/ BYRON RUSSELL
Byron Russell, Manager

Z-LINK, LLC, a Texas limited liability company

By:	/s/ ZANE RUSSELL
Zane Russell, Manager

VARITEK INDUSTRIES, INC., a Texas corporation

By:	/s/ RANDY BAYNE
Printed Name	Randy S. Bayne
Title:	President and CEO

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